Exhibit 99.(d)(2)(a)

Amendment No. 2 dated May 16, 2013 to Schedule A to the

Investment Advisory Agreement dated February 23, 2012,

as amended and restated as of March 1, 2013, by and between

EGA Emerging Global Shares Trust and Emerging Global Advisors, LLC

• Funds	• Effective Date	• Fee
EGShares Emerging Markets Dividend Growth ETF	• July 1, 2013	• $0-1,000,000,000: 0.85% • $1,000,000,001-$2,000,000,000: 0.75% • $2,000,000,001 and up: 0.65%
EGShares Emerging Markets Natural Resources ETF	July 1, 2013	• $0-1,000,000,000: 0.85% • $1,000,000,001-$2,000,000,000: 0.75% • $2,000,000,001 and up: 0.65%
EGShares EM Bond Investment Grade Short Term ETF	July 1, 2013	0.65%
EGShares EM Bond Investment Grade Intermediate Term ETF	July 1, 2013	0.65%
EGShares EM Bond Investment Grade Long Term ETF	July 1, 2013	0.65%
EGShares EM Strategic Sector Allocation ETF	July 1, 2013	0.60%
EGShares EM Tactical Sector Allocation ETF	July 1, 2013	0.60%
EGShares EM Equal Weight Sector ETF	July 1, 2013	0.60%
EGShares EM Dividend High Income ETF	July 1, 2013	$0-1,000,000,000: 0.85% $1,000,000,001-$2,000,000,000: 0.75% $2,000,000,001 and up: 0.65%
EGShares EM Asia Consumer ETF	July 1, 2013	$0-1,000,000,000: 0.85% $1,000,000,001-$2,000,000,000: 0.75% $2,000,000,001 and up: 0.65%
EGShares EM Bond ETF	July 1, 2013	0.65%
EGShares EM Bond Investment Grade ETF	July 1, 2013	0.65%
EGShares EM Strategic Sector Allocation ETF (active)	July 1, 2013	1.00%
EGShares EM Tactical Sector Allocation ETF (active)	July 1, 2013	1.00%

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of May 16, 2013.

Emerging Global Advisors LLC		EGA Emerging Global Shares Trust

By:		By:

Name:	Robert C. Holderith	Name:	Robert C. Holderith
Title:	President	Title:	President